UBS Aspen Fund, L.L.C.
ITEM 77(o) 10f-3 Transactions

Security: Digital Realty Trust Inc.
Date of Purchase: 7/20/2005
Price: $17.80
Shares Purchased: 171
Purchased From: Citigroup
Aggregate amount of offering: $5,105,123
% of total purchased: 0%

Security: TAL International Group
Date of Purchase: 10/11/2005
Price: $18.00
Shares Purchased: 84
Purchased From: CS First Boston
Aggregate amount of offering: $11,500,000
% of total purchased: 0%

Security: Clear Channel Outdoor Holdings Inc.
Date of Purchase: 11/10/2005
Price: $18.00
Shares Purchased: 6,476
Purchased From: Goldman Sachs
Aggregate amount of offering: $35,000,000
% of total purchased: 0%

Security: Basic Energy Services Inc.
Date of Purchase: 12/8/2005
Price: $20.00
Shares Purchased: 85
Purchased From: Goldman Sachs
Aggregate amount of offering: $12,500,000
% of total purchased: 0%